UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

ENTEST BIOMEDICAL, INC.
(Exact Name of Company as Specified in Charter)

Nevada	333-154989	26-3431263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4700 Spring Street, St 304
La Mesa California, 91942
(Address of Principal Executive Offices, Zip Code)

619 702 1404
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01   COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On November 28, 2012 Entest BioMedical, Inc. (the “Company”) executed an agreement (“Agreement”)  with Gregory McDonald ("McDonald"), Pet Pointers, Inc. ("Pet Pointer") whereby Mc Donald and Pet Pointer would acquire from the Company  all assets ( with the exception of cash and accounts receivable)  utilized by the Company in the operation of the McDonald Animal Hospital, a full service veterinary clinic owned and operated by the Company  and located in  Santa Barbara, California (“McDonald Asset Sale”).

On October 10, 2012 a Complaint (“Complaint”) was filed in the Superior Court of the State of California against the Company and David Koos by McDonald, a former employee of the Company, alleging breach of contract and  breach of the covenant of good faith and dealing in connection with the assumption of lease obligations by the Company in connection with the acquisition of the assets of Pet Pointers, Inc breach of contract and  breach of the covenant of good faith and dealing in connection with an employment agreement enters into with  McDonald inc connection with the Acquisition, breach of contract in connection with the Acquisition purchase agreement,   breach of the covenant of good faith and dealing in connection with  the Acquisition purchase agreement, implied indemnity in connection to amounts owed by  McDonald to  Anthony and Judi Marinelli, the Internal Revenue Service, and the California Franchise Tax Board, intentional misrepresentation, negligent misrepresentation , failure to pay wages and violations of Sections 2802, 203, and 2806 of the California Labor Code.  The Complaint  sought   judgment for nominal damages, actual damages, compensatory damages, lost wages, compensation, expenses wage benefits and penalties pursuant to California Labor Code Sections 203 et al, 2802 and 2806, indemnification, accrued interest, punitive damages, costs of suit and attorney’s fees.

As consideration to the Company for the assets acquired, McDonald and Pet Pointers provided to the Company a General release whereby McDonald and Pet Pointer waive, release and discharge the Company  and their respective assignees, officers, directors, shareholders, boards, owners, employees, attorneys, agents, trustors, trustees, beneficiaries, heirs, successors, and representatives from all known and unknown claims, demands, causes of action, attorney's fees, costs, or expenses including:

(1)	All claims relating to the Complaint.
(2)
Those owed by McDonald to Anthony and Judi Marinelli which the Company became obligated to pay on McDonald’s behalf pursuant to the asset purchase agreement entered into between the Company and Gregory McDonald and Pet Pointers, Inc on January 4, 2011. The balance due on this obligation as of December 5, 2012 was $55,000.

(3)
  Those amounts owed by McDonald to the Internal Revenue Service which the Company became obligated to pay on McDonald’s behalf pursuant to the asset purchase agreement entered into between the Company and Gregory McDonald and Pet Pointers, Inc on January 4, 2011. The balance due on this obligation as of December 5, 2012 was $6,369.69.

(4)
 Those amounts owed by McDonald to the California Franchise Tax Board which the Company became obligated to pay on McDonald’s behalf pursuant to the asset purchase agreement entered into between the Company and Gregory McDonald and Pet Pointers, Inc on January 4, 2011. The balance due on this obligation as of December 5, 2012 was $3,474.

Assets disposed of pursuant to the Agreement include approximately $4,897 of Property Plant and Equipment net of accumulated depreciation as well as all inventory held at the McDonald Animal Hospital.

Assets disposed of pursuant to the Agreement also include

(i)	essentially all intellectual property, including computer software, utilized in connection with the operation of the McDonald Animal Hospital
(ii)
All telephone numbers, fax numbers, service marks, trademarks, tradenames, fictitious business names,  websites, business email addresses, vendor lists, promotional materials, vendor records  and any and all business records including, but not limited to, such items stored in computer memories, microfiche, paper record or by any other means relevant to the operation of the  McDonald Animal Hospital.

(iii)	All customer lists, customer contacts, and any and all customer records that are related to the McDonald Animal Hospital.

As a result of the agreement, the Company anticipates recording a non-cash pre-tax charge for the impairment of goodwill recorded in connection with the acquisition of the McDonald Animal Hospital of approximately $405,000 for the quarter ended November 30, 2012.

Pursuant to the Agreement, the Company is obligated to make payment of $13,000 within five days of the Closing of the Agreement as such term is defined in the Agreement.

Pursuant to the Agreement, the Company agrees to waive, release and discharge McDonald and Pet Pointer  from all known and unknown claims, demands, causes of action, attorney's fees, costs, or expenses.

The acquisition of existing veterinary clinics / hospitals remains an integral part of the Company’s business plan.  At this time, the company is seeking to identify and acquire veterinary practices existing and operating within  the  areas of  San Diego, California and Orange County, California  .

The Company believes that these areas are  close enough in proximity the Company’s headquarters to allow ease of interaction with  the Company's management .  In addition, the Company believes owning and operating  veterinary clinics within the  San Diego, California  and Orange County , California areas  will provide greater convenience  for persons involved with the Company's research and development activities who may be required  to utilitize  those  facilities.  The company is currently in discussions with entities it believes can expedite local clinic acquisitions.

Pursuant to the Agreement, the Company agrees not to engage in a competing business within a 5 mile radius of the property  currently housing the McDonald Animal Hospital for three  years.

Item 9.01  Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Description

Ex.10.1	Agreement by and between Entest BioMedical Inc., a Nevada corporation, Entest BioMedical Inc , a California corporation, David Koos and Gregory McDonald and Pet Pointers, Inc.,

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEST BIOMEDICAL, INC.

By: /s/ David R. Koos
David R. Koos
Chief Executive Officer
Dated: December 7, 2012